Exhibit 99.1
                          NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

                      FOR IMMEDIATE RELEASE

      STAGE STORES, INC. REPORTS FOURTH QUARTER 1998 SALES
                 ______________________________

HOUSTON, TX, February 4, 1999 -- Stage Stores, Inc. (NYSE: SGE) today reported that sales for the fourth quarter ended January 30, 1999 decreased 3.3% to $357.3 million from $369.4 million for the same period last year. This year's fourth quarter sales are not comparable to last year since the fourth quarter of 1997 included approximately $46.4 million of liquidation sales associated with the C.R. Anthony stores which were converted in the spring of 1998. Comparable store sales decreased 5.7% during the period.

For the full year ended January 30, 1999, sales increased 9.3 % to $1,173.5 million as compared to $1,073.3 million for the prior year period. Comparable store sales for the year decreased 3.0%.

Commenting on the results, Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "The improvement in our comparable store sales performance over the nine-week Christmas selling period was primarily driven by the continued aggressive clearance of our fall and winter merchandise during January. In fact, comparable store sales for the four weeks ended January 30, 1999 increased by 5.4%. As a result of these aggressive clearance activities, the amount of clearance product we will be carrying into the first quarter of 1999 will be below our earlier expectations. However, due to these clearance initiatives, our gross margins and earnings for the full fourth quarter will be substantially below the current analysts' expectations."

Mr. Tooker, concluded, "As we have discussed earlier, our goal has been to ensure that we successfully transitioned our inventory out of a difficult fall and winter selling season and into our spring assortments. As a result of these efforts, we believe that we will be well positioned as we move into the spring selling season without carrying a significant amount of clearance inventory into fiscal 1999."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 679 stores in 34 states at the end

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of the fourth quarter, primarily under the Stage, Bealls and
Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
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